UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2007

COLD SPRING CAPITAL INC.

(Exact name of registrant as specified in its charter)

Delaware	0-32659	75-3192592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

51 Locust Avenue, Suite 302
New Canaan, Connecticut, 06840
(Address of principal executive offices, with zip code)

(203) 972-0888
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On February 14, 2007, Cold Spring Capital Inc. (“Cold Spring”) issued a press release regarding the mutual agreement of Cold Spring and the owner of Sedona Development Partners, LLC (“Sedona”) to terminate the Securities Purchase Agreement, dated as of November 3, 2006, between Cold Spring, Sedona, Seven Canyons Investors, L.L.C., David V. Cavan and Cavan Management Services, L.L.C., pursuant to which Cold Spring would have purchased all the outstanding equity interests in Sedona. A copy of the press release is attached hereto as Exhibit 99.1. The decision to terminate was based on the parties’ agreement that the conditions to closing were incapable of being satisfied as a result of, among other things, the results of Sedona’s operations and lower than anticipated sales at Sedona since the execution of the acquisition agreement.

Developer Finance Corporation (“DFC”) had outstanding loans to Sedona in the aggregate principal amount of $4.0 million as of January 25, 2007. Mr. Stratton is chairman of the board of directors and controlling stockholder of DFC.

As a result of the termination of the Securities Purchase Agreement with Sedona and given that, pursuant to its charter and the terms of its initial public offering, Cold Spring is not allowed to pursue any other transactions, Cold Spring will shortly begin the process of liquidating and dissolving in accordance with its charter and applicable law, as a result of which Cold Spring expects that the amounts held in the trust account, together with interest (net of applicable taxes), will be returned to the Company’s public stockholders. No payments will be made in respect of Cold Spring’s outstanding warrants or to any of Cold Spring’s initial stockholders with respect to the shares owned by them prior to the initial public offering. Cold Spring intends to prepare and mail to its stockholders a proxy statement seeking approval to effect the liquidation and dissolution.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits.

99.1 Press Release dated February 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLD SPRING CAPITAL INC.

Date: February 14, 2007	By:	/s/ Joseph Weingarten
Joseph Weingarten President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 14, 2007